EXHIBIT 99.1

David L. Heimbach Joins Shenandoah Telecommunications Company as Executive Vice President and Chief Operating Officer

Telecom veteran formerly served as COO of Rise Broadband and Cincinnati Bell

EDINBURG, Va., May 08, 2018 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) announces that David L. Heimbach has joined the Company as Executive Vice President and Chief Operating Officer.  Mr. Heimbach will be responsible for the leadership of Shentel’s Wireless, Cable, and Wireline business units.

Mr. Heimbach is a twenty-year veteran of the telecommunications industry, having served in a variety of senior management roles with both large corporations and entrepreneurial start-ups. He most recently served as Chief Operating Officer of Rise Broadband, the nation’s largest fixed wireless service provider, with responsibility for sales, marketing, product management, engineering, construction, field and customer operations, and corporate strategy.  Prior to joining Rise Broadband, Mr. Heimbach held several executive positions at Cincinnati Bell (NYSE:CBB) over a 14 year period including Chief Operating Officer; Senior Vice President/General Manager, Business & Carrier Markets; Vice President & General Manager of the Evolve Business Solutions subsidiary; Vice President, Product Development; Director, Small & Medium Business Strategy; Director of Operations, Extended Territories; and Product Manager.

“We are pleased to welcome Dave to Shentel.  His wealth of industry and operational experience as COO of a large public company and his experience with a rapidly growing provider of wireless broadband services will be a tremendous asset for our organization as we continue to build on our successful growth,” said Christopher E. French, President of Shenandoah Telecommunications Company.  “As our Chief Operating Officer, Dave will have primary responsibility for the leadership of our business segments, and will play an integral role in our business development and investor relations activities.”

Mr. Heimbach holds a Bachelor of Science Degree in Information Technology and Telecommunications Systems from Ohio University.
As part of the Company’s planned transition, Earle A. MacKenzie, Shentel’s current Executive Vice President and Chief Operating Officer, will become Executive Vice President-Special Projects; and as previously announced, will remain with the Company for an appropriate transition period.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com